Exhibit 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 1) filed by the Reporting Persons on December 13, 2018 and Exhibit 2 to Schedule 13D (Amendment No. 2) filed by the Reporting Persons on December 19, 2018 (the “Prior Exhibits”) are incorporated herein by reference. Together with the Prior Exhibits, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 26, 2018. All such transactions (i) were purchases or sales of Shares effected in the open market, (ii) are reported at the weighted average price, and (iii) exclude commissions paid. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the price range for each weighted average price set forth on the table below and the number of Shares purchased at each separate price within such price range.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg. Price
12/20/2018	40 North Latitude Master Fund Ltd	Buy	307,600	61.0962
12/20/2018	40 North Latitude Master Fund Ltd	Buy	50,000	61.0000
12/20/2018	40 North Latitude Master Fund Ltd	Buy	35,000	61.1732
12/21/2018	40 North Latitude Master Fund Ltd	Buy	387,090	60.9711
12/24/2018	40 North Latitude Master Fund Ltd	Buy	20,034	60.4353
12/26/2018	40 North Latitude Master Fund Ltd	Buy	152,600	60.2636